Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

Callable Range Accrual Notes Due 2016

Final Term Sheet

August 9, 2006

Issuer:	Citigroup Funding Inc.

Guarantee:	All payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P) based upon the Citigroup guarantee.

Offering:	Callable Range Accrual Notes Due 2016

Sole Underwriter:	Citigroup Global Markets Inc.

Underlying Index:	Constant Maturity Swap (CMS10 and CMS2)

Principal Amount Issued:	US$ 100,000,000.00

Pricing Date:	August 9, 2006

Issue Date:	August 23, 2006

Maturity Date:	August 23, 2016

Issue Price:	100% of the principal amount

Interest Rate:

August 23, 2006 – August 23, 2008: 8.25%

August 23, 2008 – August 23, 2016: 8.25% per annum x number of Accrual Days / number of calendar days in an Interest Calculation Period

Accrual Day: Any calendar day in an Interest Calculation Period on which the Index Observed is determined to be greater than or equal to 0.00%

Index Observed:	(CMS10 – CMS2)

Index Fixings:

CMS10 and CMS2 are respectively the 10-year and 2-year 30/360 USD Semi-annual Constant Maturity Swap rates as quoted daily on Reuter’s page ISDAFIX1 (11 a.m. fixing)

For each calendar day where no fixing is available, the immediately preceding available fixing will be used. For the last 4 calendar days in an Interest Calculation Period, the fixing will not be observed, but assumed to be the same as the immediately preceding available fixing.

Day Count:	Semi-annually, 30/360, unadjusted

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Semi-annually, on each February 23 and August 23, commencing on February 23, 2007

Payment at Maturity:	100% of the principal amount

Early Redemption:	Callable, in whole and not in part, by the Issuer on each Interest Payment Date, beginning on August 23, 2008

Redemption Price:	100% of the principal amount, plus any accrued and unpaid interest

Notice of Redemption:	Not less than 5 Business Days

Business Day:	New York

Calculation Agent:	Citigroup Financial Products Inc.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$10,000.00

Clearing and Settlement:	DTC

Listing:	None

CUSIP/ISIN Number:	1730T0 AU3

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Callable Range Accrual Notes Due 2016

Final Term Sheet

August 9, 2006

Underwriting Discount:	0.00%

Fees and Conflicts:	Citigroup Financial Products Inc. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of other instruments, such as options, swaps or futures, based upon one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Financial Products Inc.’s role as the Calculation Agent for the Notes may result in a conflict of interest.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.